Exhibit 2.5

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of 31 December 2019, Unilever Plc (“PLC”, “we”, “our” and “us”) had the following securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”):

Title of each class	Trading symbols	Name of each exchange on which registered
Ordinary shares, nominal value of 3 1/9 pence per share	ULVR	New York Stock Exchange*

American Shares (evidenced by Depositary Receipts) each representing one ordinary share of the nominal amount of 3 1/9p each	UL	New York Stock Exchange

*	Not for trading, but only in connection with the registration of the American Depositary Shares pursuant to the requirements of the Securities and Exchange Commission.

Our ordinary shares, nominal value of 3 1/9 pence (“PLC Ordinary Shares”), are listed on the premium segment of the main market of the London Stock Exchange plc (the “LSE”). PLC American Depositary Shares (“PLC ADSs”) are available through an American Depositary Receipt program established pursuant to a deposit agreement (the “Deposit Agreement”) that we entered into with Deutsche Bank Trust Company Americas, as depositary (the “Depositary”). PLC ADSs, each representing one PLC Ordinary Share, are listed on the New York Stock Exchange, traded under the symbol UL, and are registered under Section 12(b) of the Exchange Act. In connection with this listing (but not for trading), the PLC Ordinary Shares are registered under Section 12(b) of the Exchange Act. The following contains a description of the rights of (i) holders of the PLC Ordinary Shares and (ii) PLC ADS holders.

The following summary is subject to and qualified in its entirety by PLC’s Articles of Association and by English law. This is not a summary of all the significant provisions of the Articles of Association or of English law and does not purport to be complete. Capital terms used but not defined herein have the meanings given to them in PLC’s Annual Report on Form 20-F for the fiscal year ended December 31, 2019 and in the Deposit Agreement, which is an exhibit to our registration statement on Form F-6 filed with the SEC on June 24, 2014.

PLC Ordinary Shares

Item 9.A.3 Pre-emptive rights

Under English law, PLC is not permitted to allot shares for cash without first offering those shares to existing shareholders in proportion to their existing holdings. However, at each AGM PLC is granted shareholder approval to allot shares up to a value that represents one third of PLC’s issued ordinary share capital and to disapply pre-emption rights for share allotments that represent 10% of PLC’s total issued ordinary share capital. The 10% authority is split so that 5% is a disapplication for allotments for general corporate purposes and the other 5% is for allotments made in connection with financing an acquisition or other capital investment.

Item 9.A.5 Type and class of securities

PLC Ordinary Shares are listed on the London Stock Exchange and have a nominal value of 3 1/9 pence each. All PLC Ordinary Shares are issued in registered form. As at December 31, 2019, the total number of outstanding PLC Ordinary Shares was 1,168,530,650.

PLC’s constitutional documents place no limitation on the right to transfer PLC Ordinary Shares.

Item 9.A.6 Limitations or qualifications

Not applicable.

Item 9.A.7 Other rights

Not applicable.

Item 10.B.3 Shareholder rights

Dividend rights

Distributable profits of PLC are paid at the rate of 5% per year on the paid-up nominal capital of 3 1/9 pence of the PLC Ordinary Shares and then at the rate of 6% per year on the paid-up nominal capital of the deferred stock of £100,000. Any surplus is paid by way of a dividend on the PLC Ordinary Shares.

Any dividend unclaimed after 12 years from the date of the declaration of the dividend reverts to PLC.

Voting rights

Each PLC Ordinary Share carries one vote.

The voting rights of the Directors (Executive and Non-Executive) and members of the ULE who hold interests in the share capital of PLC are the same as for other holders of the class of share indicated. All Directors (unless they are retiring) are nominated by the Boards for re-election at the AGMs each year.

Rights to share in the company’s profits

See “Item 10.B.E. Shareholder rights — Dividend rights” above.

Rights to share in any surplus in the event of liquidation

If PLC shall be wound-up, the assets available for distribution amongst the members (excluding any member holding shares as treasury shares) shall be applied first in repaying to the holders of the PLC Ordinary Shares and Deferred Shares pari passu the capital paid or credited as paid up thereon respectively and any balance of such assets then remaining shall belong to the holders of the PLC Ordinary Shares. If Unilever N.V. or both PLC and Unilever N.V. are wound-up, surplus assets of each company will be available for distribution to holders of any shares of each company on the basis that the surplus assets of both companies are deemed to be pooled and distributed such that the sum paid or allocated on every €0.16 nominal of capital in Unilever N.V. is the same as the sum paid or allocated on every 3 1/9 pence nominal of capital in PLC..

Redemption provisions

Outstanding PLC Ordinary Shares cannot be redeemed.

Sinking fund provisions

Not applicable.

Liability to further capital calls by the company

PLC may make capital calls on money unpaid on shares and not payable on a fixed date.

Any provision discriminating against any existing or prospective holder of the PLC Ordinary Shares as a result of such shareholder owning a substantial number of shares

Not applicable.

Item 10.B.4. Changes to shareholder rights

Modifications to PLC’s Articles of Association must be approved by a general meeting of shareholders. A proposal to alter the Articles of Association can be made either by the Board or by requisition of shareholders in accordance with the UK Companies Act 2006. Unless expressly specified to the contrary in the Articles of Association, the Articles of Association may be amended by a special resolution.

Modifications that prejudicially affect the rights and privileges of a class of PLC shareholders require the written consent of three-quarters of the affected holders (excluding the treasury shares) or a special resolution passed at a general meeting of the class at which at least two persons holding or representing at least one third of the paid-up capital (excluding treasury shares) must be present. Every shareholder is entitled to one vote per share held on a poll and may demand a poll vote. At any adjourned general meeting, present affected class holders may establish a quorum.

Item 10.B.6 Limitations

PLC’s constitutional documents place no limitations on the right to hold PLC Ordinary Shares. There are no limitations on the right to hold or exercise voting rights on the PLC Ordinary Shares under English law.

Item 10.B.7 Change in control

PLC’s Articles of Association do not contain any provisions that would have the effect of delaying, deferring or preventing a change in control of the company and that would operate only with respect to a merger, acquisition of corporate restructuring involving the company (or any of its subsidiaries).

Item 10.B.8 Disclosure of shareholdings

PLC’s constitutional documents to not contain any provisions governing the ownership threshold above which shareholder ownership must be disclosed. Under English law, however, PLC must disclose the holders of more than 3% of, or 3% of voting rights attributable to, PLC’s ordinary share capital of which it is made aware.

Item 10.B.9 Differences in the law

With respect to Items 10.B.2-10.B.8, there are no significant differences between the laws applicable to PLC and English law.

Item 10.B.10 Changes in capital

The requirements imposed by PLC’s Articles of Association governing changes in capital are not more stringent than is required by law.

Item 12.A Debt securities

Not applicable.

Item 12.B Warrants and Rights

Not applicable.

Item 12.C Other securities

Not applicable.

American Depositary Shares

Item 12.D.1 Name and address of depositary

Deutsche Bank Trust Company Americas, having its principal office at 60 Wall Street, New York, New York 10005, has been appointed as the Depositary under the Deposit Agreement, dated as of June 24, 2014, among PLC, the Depositary and all holders from time to time of the PLC ADSs issued thereunder. State Street Bank, having its principal office at 525 Ferry Road, Crew Toll, Edinburgh, EH5 2AW, Scotland, has been appointed as the custodian (the “Custodian”) under the Deposit Agreement.

12.D.2 Description of the PLC ADSs

The following is a summary of the material provisions of the Deposit Agreement. For more complete information, you should read the Deposit Agreement in its entirety.

The Deposit Agreement sets forth the rights and obligations of Holders and Beneficial Owners of PLC ADSs and the rights and duties of the Depositary in respect of the PLC Ordinary Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such PLC Ordinary Shares and held thereunder (the “Deposited Securities”). Each PLC ADS represents an ownership interest in one PLC Ordinary Share and is evidenced by an American depositary receipt (“PLC ADR”).

Voting of PLC ADSs

As soon as practicable after receipt of notice from PLC of any meeting of, or solicitation of consents or proxies from, Holders of PLC Ordinary Shares underlying the PLC ADSs, and upon written request by PLC received by the Depositary at least 30 days before the vote or meeting, the Depositary will fix a record date for PLC ADS Holders and arrange to deliver certain materials to PLC ADS Holders relating to the upcoming meeting or solicitation. The materials will contain:

•	such information as is contained in the notice of meeting or solicitation of consents or proxies received by the Depositary from PLC;

•

a statement that the PLC ADS Holders as of the close of business on a specified record date will be entitled, subject to any applicable law and the PLC Articles of Association, and the provisions of or governing the PLC Ordinary Shares (or any other securities, property or cash underlying the Holders’ PLC ADSs), to give instructions to the Depositary as to the exercise of the voting rights, if any, pertaining to the PLC Ordinary Shares underlying the PLC ADSs; and

•	a statement as to the manner in which such instructions and notification may be given.

In lieu of distributing the materials received from PLC in connection with the meeting of, or solicitation of consents or proxies from, Holders of PLC Ordinary Shares underlying the PLC ADSs, the Depositary may, to the extent not prohibited by applicable law, regulations or stock exchange requirements, distribute to the PLC ADS Holders a notice with instructions on how to retrieve or request such materials.

A PLC ADS Holder must hold PLC ADSs on the record date established by the Depositary in order to be eligible to give instructions for the exercise of voting rights at a meeting of PLC Shareholders. It is possible that the record date PLC uses for the exercise of voting rights on the PLC Ordinary Shares, on the one hand, and the record date used by the Depositary for the exercise of voting rights relating to the PLC Ordinary Shares underlying the PLC ADSs, on the other hand, may not be the same.

For voting instructions to be valid, the Depositary must receive them on or before the date specified in the materials delivered to PLC ADS Holders. The Depositary will, to the extent practicable, endeavor to vote or cause to be voted the underlying PLC Ordinary Shares in accordance with each PLC ADS holder’s instructions. The Depositary will not vote the underlying PLC Ordinary Shares other than in accordance with the PLC ADS holder’s instructions.

Persons who hold PLC ADSs through a brokerage account or otherwise in “street name” will need to follow the procedures of their broker in order to give voting instructions to the Depositary.

In connection with a Shareholders’ meeting, PLC and the Depositary will not be able to assure that PLC ADS Holders will receive the voting materials in time to ensure that Holders can either instruct the Depositary to vote the PLC Ordinary Shares underlying the PLC ADSs or withdraw the underlying PLC Ordinary Shares to vote them in person or by proxy. In addition, except as provided under applicable English law, the Depositary and its agents will not be responsible for failing to carry out voting instructions or for the manner in which any such vote is cast or the effect of any such vote.

If the Depositary receives from a PLC ADS holder voting instructions which fail to specify the manner in which the Depositary is to vote the PLC Ordinary Shares represented by such holder’s PLC ADSs, the Depositary will deem such holder to have instructed the Depositary to vote in favor of the items set forth in such voting instructions. If no instructions are received by the Depositary from a PLC ADS holder on or before the date established by the Depositary for such purpose, such PLC ADS holder will be deemed to have given a discretionary proxy to a person designated by PLC to vote the PLC Ordinary Shares underlying such PLC ADSs. However, no discretionary proxy will be deemed given for any matter as to which PLC informs the Depositary that (i) PLC does not wish such proxy to be given, (ii) substantial opposition exists or (iii) such matter materially and adversely affects the rights of Holders of PLC Ordinary Shares.

The Depositary will have no obligation to take any action with respect to any meeting of, or solicitation of consents or proxies from, Holders of PLC Ordinary Shares if such action would violate U.S. laws.

Neither the Depositary nor the custodian will under any circumstances exercise any discretion as to voting, and neither the Depositary nor the custodian will vote, attempt to exercise the right to vote, or in any way make use of the PLC Ordinary Shares (or any other securities, property or cash underlying the Holders’ PLC ADSs) for purposes of establishing a quorum or otherwise, except pursuant to and in accordance with written instructions from PLC ADS Holders or the provisions of the Deposit Agreement.

Dividends and Distributions

The Depositary will pay to PLC ADS Holders, as of a record date established by the Depositary under the terms of the Deposit Agreement, the cash dividends or other distributions it receives in respect of the PLC Ordinary Shares underlying such Holders’ PLC ADSs, after deducting its fees and expenses. PLC ADS Holders will receive these distributions in proportion to the number of PLC Ordinary Shares represented by the PLC ADSs held by each of them.

Distributions in Cash

The Depositary will, as promptly as practicable, convert any cash dividend or distribution PLC pays on the PLC Ordinary Shares, other than any dividend or distribution paid in U.S. dollars, into U.S. dollars if it can effect such conversion and transfer the U.S. dollars to the United States on a practicable basis. If at any time the Depositary determines that in its reasonable judgment any foreign currency received by the Depositary is not convertible into U.S. dollars transferable to the United States on a practicable basis, or if any approval or license of any government or agency which is required for such conversion is denied or, in the opinion of the Depositary, is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the Depositary, the Depositary may distribute the foreign currency to the PLC ADS Holders or, in its discretion, hold the foreign currency uninvested and without liability for interest thereon for the respective accounts of the PLC ADS Holders. In the event that PLC or the Depositary is required to withhold and does withhold taxes or other governmental charges from such cash dividend or other cash distribution, the amount to be distributed to the PLC ADS Holders will be reduced accordingly. The Depositary will distribute only whole U.S. dollars and cents and will round any fractional amounts to the nearest whole cent.

Distributions in Shares

If any distribution consists of a dividend paid in, or a free distribution of, PLC Ordinary Shares, the Depositary may or will, if PLC so requests, distribute additional PLC ADSs representing any PLC Ordinary Shares that PLC so distributes as a dividend or free distribution, subject to the terms and conditions set forth in the Deposit Agreement. The Depositary will only distribute whole PLC ADSs. In lieu of delivering fractional PLC ADSs, the Depositary will sell the number of PLC Ordinary Shares represented by the aggregate of such fractions and distribute the net proceeds to the PLC ADS Holders entitled thereto. The Depositary may withhold the distribution of PLC ADSs if it has not received satisfactory assurances from PLC (including a legal opinion) that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of the Securities Act. If a distribution of additional PLC ADSs is withheld, the Depositary may sell all or part of such distribution in such amounts and in such manner as the Depositary deems necessary and practicable and distribute the net proceeds of any such sale (after deducting applicable taxes and/or governmental charges and fees and charges of, and expenses incurred by, the Depositary) to the PLC ADS Holders entitled thereto. If the Depositary does not distribute the additional PLC ADSs and does not sell the distributed PLC ADSs and distribute the proceeds thereof, each PLC ADS will thereafter also represent the new PLC Ordinary Shares that PLC distributed to the Depositary (net of all applicable fees, expenses, taxes and governmental charges payable by Holders under the terms of the Deposit Agreement).

Elective Distributions in Cash or Shares

If PLC intends to make a distribution payable at the election of PLC Shareholders in cash or in additional PLC Ordinary Shares, the Depositary will, if PLC has timely requested that such elective distribution be made available to PLC ADS Holders, and if the Depositary has determined that such distribution is reasonably practicable and has received satisfactory legal opinions relating to such distribution, establish procedures to enable PLC ADS Holders to elect to receive the proposed dividend in cash or in additional PLC ADSs as described in the Deposit Agreement. If the conditions for an elective distribution are not satisfied, the Depositary will, to the extent permitted by law, distribute to PLC ADS Holders, on the basis of the same determination as is made in the local market in respect of PLC Ordinary Shares for which no election is made, either cash or additional PLC ADSs representing such additional PLC Ordinary Shares in the manner described in the Deposit Agreement. The Depositary will have no obligation to make any process available to PLC ADS Holders to receive the elective dividend in PLC Ordinary Shares rather than PLC ADSs. There can be no assurances that PLC ADS Holders will have the opportunity to receive elective distributions on the same terms as the Holders of the PLC Ordinary Shares.

Distribution of Rights to Receive Additional Shares

If PLC intends to distribute to Holders of PLC Ordinary Shares rights to subscribe for additional PLC Ordinary Shares, the Depositary will, if PLC has timely requested that such rights be made available to PLC ADS Holders, make such rights available to PLC ADS Holders if, among other conditions, the Depositary has determined that such distribution of rights is reasonably practicable and has received satisfactory legal opinions relating to such distribution. If the conditions for making such rights available to PLC ADS Holders are satisfied, the Depositary will establish procedures to distribute rights to purchase additional PLC ADSs, to enable PLC ADS Holders to exercise such rights (upon payment of the subscription price and of applicable fees and charges of, and expenses incurred by, the Depositary and applicable taxes) and to deliver PLC ADSs upon the valid exercise of such rights. If the conditions for making such rights available to PLC ADS Holders are not satisfied or if PLC requests that the rights not be made available to PLC ADS Holders, or if any rights are not exercised and appear to be about to lapse, the Depositary will (i) endeavor to sell the rights in the manner described in the Deposit Agreement if it is lawful and reasonably practicable to do so, and distribute the proceeds of such sale (net of applicable fees and charges of, and expenses incurred by, the Depositary and taxes) to the PLC ADS Holders or (ii) if timing and market conditions do not permit such sale, if the Depositary determines that it is not lawful and reasonably practicable to sell such rights, or if the Depositary is unable to arrange for such sale, allow such rights to lapse. A liquid market for such rights may not exist, and this may adversely affect the ability of the Depositary to dispose of such rights or the amount the Depositary would realize upon disposal of rights. The Depositary will have no obligation to make any process available to PLC ADS Holders to exercise rights to subscribe for PLC Ordinary Shares rather than PLC ADSs.

Neither the Depositary nor PLC will be responsible for any failure to determine whether it is lawful or practicable to make rights available to PLC ADS Holders (provided that the determination of practicability must have been made without bad faith), and neither the Depositary nor PLC will be responsible for any foreign exchange exposure or loss incurred in connection with the sale or disposal of such rights. The

Depositary will not be responsible for the content of any materials forwarded to the PLC ADS Holders on behalf of PLC in connection with the rights distribution.

If registration of the rights, or the securities to which any rights relate, may be required under the Securities Act or any other applicable law in order for PLC to offer such rights or such securities to PLC ADS Holders and to sell the securities represented by such rights, the Depositary will not distribute such rights to PLC ADS Holders (i) unless and until a registration statement under the Securities Act or other applicable law covering such offering is in effect or (ii) unless PLC furnishes the Depositary opinion(s) of counsel in the United States and any other applicable country in which rights would be distributed, in each case reasonably satisfactory to the Depositary, to the effect that the offering and sale of such securities to PLC ADS Holders and beneficial owners are exempt from, or do not require registration under, the provisions of the Securities Act or any other applicable law.

If PLC fails to give the Depositary timely notice of a proposed distribution of rights, the Depositary will use commercially reasonable efforts to perform the actions described above, and the Depositary will have no liability for its failure to perform such actions where such notice has not been so timely given, other than its failure to use commercially reasonable efforts.

There can be no assurances that PLC ADS Holders will have the opportunity to receive or exercise rights on the same terms and conditions as the Holders of PLC Ordinary Shares or be able to exercise such rights.

Distributions Other Than Cash, Shares or Rights

If PLC intends to distribute property other than cash, PLC Ordinary Shares or rights to purchase additional PLC Ordinary Shares, the Depositary will, if PLC has timely requested the Depositary to make such distribution to PLC ADS Holders, and if the Depositary has, after consultation with PLC, determined that such distribution is reasonably practicable and has received satisfactory legal opinions relating to such distribution, as promptly as reasonably practicable distribute the property to PLC ADS Holders in such manner as the Depositary may deem reasonably practicable. The distribution will be made net of applicable fees and charges of, and expenses incurred by, the Depositary, and net of any taxes withheld. The Depositary may dispose of all or a portion of the property in such manner as the Depositary may deem reasonably practicable or necessary to pay its fees, charges and expenses in respect of such distribution and disposal and to satisfy any taxes or other governmental charges applicable to the distribution. If the conditions for a distribution of the property are not satisfied, the Depositary will endeavor to sell the property in a public or private sale, at such place or places and upon such terms as it may deem reasonably practicable. The proceeds of such sale (net of applicable fees and charges of, and expenses incurred by, the Depositary and taxes) will be distributed to PLC ADS Holders. If the Depositary is unable to sell the property, the Depositary may dispose of such property for the account of the PLC ADS Holders in any way the Depositary deems reasonably practicable under the circumstances, including for nominal or no consideration.

Neither the Depositary nor PLC will be responsible for any failure to determine whether it is lawful or practicable to make property available to PLC ADS Holders (provided that the determination of practicability must have been made without bad faith), and neither the Depositary nor PLC will be responsible for any foreign exchange exposure or loss incurred in connection with the sale or disposal of such property.

Reports and Other Communications

If PLC delivers notice of any meeting of PLC Shareholders or of any action in respect of any cash or other distributions or the offering of any rights relating to PLC Ordinary Shares, PLC will deliver a copy of such notice to the Depositary and the custodian. PLC will arrange for translation into English, to the extent required pursuant to any regulations of the SEC, of any notices that are made generally available to the Holders of PLC Ordinary Shares. At PLC’s request and expense, the Depositary will, as promptly as practicable, distribute copies of such notices to the PLC ADS Holders.

The Depositary will also make available for inspection by PLC ADS Holders at its principal office any written communications from PLC that are both (i) delivered to the Depositary or the custodian and (ii) made generally available to the Holders of PLC Ordinary Shares. PLC will furnish these communications in English when so required by any rules or regulations of the SEC. The Depositary will send copies of such communications when furnished by PLC as described in the immediately preceding paragraph.

Books of Depositary

The Depositary will maintain at its principal office a register for the registration and transfer of PLC ADSs. PLC ADS Holders may inspect such records at such office at reasonable times, but solely for the purpose of communicating with other PLC ADS Holders in the interest of business matters relating to PLC, the PLC ADSs or the Deposit Agreement. Such register may be closed from time to time when deemed expedient by the Depositary in connection with the performance of its duties under the Deposit Agreement or at the request of PLC. The Depositary will also maintain facilities to record and process the issuance, delivery, registration, transfer and surrender of PLC ADSs in accordance with the provisions of the Deposit Agreement.

Reclassifications, Recapitalizations and Mergers

If there is (i) any change in nominal value, split-up, consolidation or any other reclassification, or any redemption or cancellation by PLC, of PLC Ordinary Shares underlying the PLC ADSs or (ii) any recapitalization, reorganization, Merger or consolidation or sale of assets affecting PLC or to which it is a party, then any securities, cash or property received by the Depositary or the custodian in exchange for or in conversion of the underlying PLC Ordinary Shares will, to the extent permitted by law, be treated as new underlying deposited securities, cash or property under the Deposit Agreement, and the PLC ADSs will thereafter represent, in addition to the existing underlying PLC Ordinary Shares, the right to receive the new deposited securities, cash or property so received in exchange or conversion.

The Depositary may, with PLC’s approval and subject to the terms of the Deposit Agreement and the Depositary’s receipt of an opinion satisfactory to it that such action is not in violation of any applicable laws or regulations, execute and deliver additional PLC ADSs as in the case of a dividend paid in PLC Ordinary Shares or call for the surrender of outstanding PLC ADSs to be exchanged for new PLC ADSs. If the new underlying deposited securities received cannot be lawfully distributed to some or all PLC ADS Holders, the Depositary may, subject to receipt of an opinion satisfactory to it that such action is not in violation of any applicable laws or regulations, sell such securities at such place or places and upon such terms as it may deem proper and distribute the proceeds (net of fees and charges of, and expenses incurred by, the Depositary and taxes and/or governmental charges) to the PLC ADS Holders on an averaged or other practicable basis. The Depositary is not responsible for (i) any failure to determine that it may be lawful or feasible to make such securities available to PLC ADS Holders in general or to any holder particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale or (iii) any liability to the purchaser of such securities.

Amendment and Termination of the Deposit Agreement

Amendments

PLC may agree with the Depositary to amend the Deposit Agreement and the PLC ADRs without PLC ADS holder consent in any respect which they may deem necessary or desirable. If the amendment imposes or increases fees or charges (except for taxes and governmental charges, registration fees, cable, telex or fax transmission costs, delivery costs or other such expenses) or otherwise prejudices any substantial existing right of PLC ADS Holders, it will only become effective 30 days after notice of such amendment has been given to PLC ADS Holders. Under the Deposit Agreement, notice of any amendment to the Deposit Agreement or any PLC ADR need not describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice will not render such notice invalid so long as, in each such case, the notice given to the PLC ADS Holders identifies a means for Holders to retrieve or receive the text of such amendment. At the time an amendment becomes effective, a PLC ADS holder is considered, by continuing to hold PLC ADSs, to have agreed to the amendment and to be bound by the Deposit Agreement as amended. However, if any governmental body adopts new laws, rules or regulations requiring an amendment of the Deposit Agreement to comply therewith, PLC and the Depositary may amend the Deposit Agreement and any PLC ADRs, which amendment may become effective before a notice of such amendment is given to PLC ADS Holders. However, no amendment will impair a PLC ADS holder’s right to receive the PLC Ordinary Shares (or any other securities, property or cash) underlying such holder’s PLC ADSs in exchange for such holder’s PLC ADSs, except in order to comply with applicable provisions of any mandatory laws.

Termination

The Deposit Agreement will be terminated (i) by the Depositary if PLC asks it to do so, in which case the Depositary must notify PLC ADS Holders at least 30 days before termination or (ii) by the Depositary if the Depositary notifies PLC and the PLC ADS Holders of the termination at least 30 days before termination. If at any time 90 days have expired after (y) PLC has delivered a notice of removal to the Depositary or (z) the Depositary has delivered to PLC a written notice of its election to resign and, in either case, a successor depositary has not been appointed by PLC and accepted its appointment, the Depositary may terminate the Deposit Agreement by mailing notice of such termination to the PLC ADS Holders then outstanding at least 30 days before termination.

If any PLC ADSs remain outstanding after termination, (i) the PLC ADS Holders will be entitled to receive the underlying securities upon surrender of the PLC ADSs and payment of all fees, expenses, taxes and governmental charges, and (ii) the Depositary will stop registering the transfer of PLC ADSs, will stop distributing dividends to PLC ADS Holders, and will not give any further notices or do anything else under the Deposit Agreement other than:

•	collect dividends and distributions on the PLC Ordinary Shares (or any other securities, property or cash) underlying PLC ADSs;

•	sell rights and other properties received in respect of PLC Ordinary Shares (or any other securities, property or cash) underlying PLC ADSs as provided in the Deposit Agreement; and

•

deliver PLC Ordinary Shares (or any other securities, property or cash) underlying PLC ADSs, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for PLC ADSs surrendered to the Depositary (after deducting, in each case, the fee of the Depositary for the surrender of PLC ADSs, any expenses for the account of the PLC ADS holder in accordance with the terms of the Deposit Agreement, and any applicable taxes or governmental charges).

At any time after the date of termination of the Deposit Agreement, the Depositary may sell any remaining deposited PLC Ordinary Shares (or any other securities, property or cash) underlying PLC ADSs. After that, the Depositary will hold the money it received on the sale, as well as any cash it is holding under the Deposit Agreement, unsegregated for the pro rata benefit of the PLC ADS Holders that have not surrendered their PLC ADSs. The Depositary will not invest the money and has no liability for interest. After making such sale, the Depositary’s only obligations to PLC ADS Holders will be to account for the money and cash (net of all applicable fees, expenses, taxes and governmental charges payable by Holders under the terms of the Deposit Agreement). After termination, PLC’s only obligations will be with respect to indemnification of, and to pay specified amounts to, the Depositary. The obligations under the terms of the Deposit Agreement of PLC ADS Holders outstanding as of the termination date will survive the termination date and will be discharged only when the applicable PLC ADSs are presented by their Holders to the Depositary for cancellation and such PLC ADS Holder has satisfied all of its obligations under the terms of the Deposit Agreement.

Withdrawal and Cancellation

A PLC ADS holder may withdraw the PLC Ordinary Shares (or any other securities, property or cash) underlying such holder’s PLC ADSs upon surrender of such holder’s PLC ADSs for such purpose to the Depositary. Upon payment of the Depositary’s fees and of any taxes and governmental charges payable in connection with such surrender and withdrawal, and subject to the terms and conditions of the Deposit Agreement, PLC’s constituent documents, any other provisions of or governing the PLC Ordinary Shares (or any other securities, property or cash underlying the holder’s PLC ADSs), and other applicable laws, any deposited PLC Ordinary Shares (or any other securities, property or cash) underlying such holder’s PLC ADSs that have been surrendered to the Depositary will be delivered, as promptly as practicable, to such PLC ADS Holder at the office of the custodian or through book-entry delivery of the amount of PLC Ordinary Shares represented by the PLC ADSs surrendered to the Depositary, except that the Depositary may deliver any dividends or distributions, or the proceeds of any sales of dividends, distributions or rights, at the principal office of the Depositary. The Depositary will not accept for surrender PLC ADSs representing less than one PLC Ordinary Share.

A PLC ADS holder generally has the right to surrender PLC ADSs and withdraw the underlying PLC Ordinary Shares at any time except:

•

due to temporary delays caused by the closing of the transfer books of the Depositary or PLC or the deposit of PLC Ordinary Shares in connection with voting at a Shareholders’ meeting, or the payment of dividends;

•	when such PLC ADS Holder owes money to pay fees, taxes and similar charges; or

•

when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to PLC ADSs or to the withdrawal of PLC Ordinary Shares or any other securities, property or cash underlying such holder’s PLC ADSs.

Limitations on Obligations and Liability to PLC ADS Holders

The Deposit Agreement expressly limits the obligations and liabilities of PLC, the Depositary and any custodian to the PLC ADS Holders. These limitations include, among other things, that PLC and the Depositary:

•	are obligated only to take the actions specifically set forth in the Deposit Agreement without gross negligence or willful misconduct;

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have no obligation to become involved in a lawsuit or proceeding related to the PLC Ordinary Shares (or any other securities, property or cash) underlying PLC ADSs or the PLC ADRs unless they are indemnified to their satisfaction;

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are not liable for any consequential or punitive damages or any action or non-action by it in reliance upon any advice of or information from any legal counsel, accountants, any person depositing PLC Ordinary Shares, any PLC ADS holder or any other person whom they believe in good faith is competent to give them that advice or information;

•	may rely and will be protected in action upon any written notice, request or other document believed by it to be genuine and to have been signed or presented by the proper party or parties; and

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are not be liable to Holders or beneficial owners of PLC ADSs or third parties for any special, consequential, indirect or punitive damages for any breach of the terms of the Deposit Agreement or otherwise.

In addition, PLC, the Depositary and their respective directors, officers, employees, agents or affiliates are not liable to any holder or beneficial owner of PLC ADSs:

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if the Depositary or PLC is prevented, delayed or forbidden from, or is subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the Deposit Agreement or the PLC Ordinary Shares (or any other securities, property or cash underlying the PLC ADSs) it is provided will be done or performed by reason of any provision of any present or future law or regulation of the U.S. or any other country, or of any governmental or regulatory authority or stock exchange or inter-dealer quotation system, or by reason of any provision, present or future, of the PLC Articles of Association, or by reason of any provision of any securities issued or distributed by PLC, or any offering or distribution thereof, or by reason of any act of God or war or other circumstances beyond its control;

•	by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement; or

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for the inability of any holder or beneficial owner of PLC ADSs to benefit from any distribution, offering, right or other benefit which is made available to Holders of PLC Ordinary Shares (or of any other securities, property or cash underlying the PLC ADSs) but is not, under the terms of the Deposit Agreement, made available to Holders or beneficial owners of PLC ADSs.

Additionally, the Depositary will not be liable for, among other things:

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any acts or omissions made by a predecessor or successor depositary, so long as the Depositary performed its obligations without gross negligence or willful misconduct while it acted as the Depositary;

•	any acts or omissions of any securities depository, clearing agency or settlement system in connection with book-entry settlement of PLC Ordinary Shares or otherwise;

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any failure to carry out any instructions to vote any of the PLC Ordinary Shares represented by the PLC ADSs, or for the manner in which any such vote is cast, if such action or non-action is in good faith, or for the effect of any such vote;

•	the Depositary’s failure to determine that any distribution or action is lawful or reasonably practicable if such determination of practicability is made without bad faith;

•	the content of any information received from PLC for distribution to the PLC ADS Holders or any inaccuracy of any translation thereof;

•	any investment risk associated with acquiring an interest in, or the validity of worth of, the PLC Ordinary Shares (or any other securities, property or cash underlying the PLC ADSs);

•	any tax consequences that may result from the ownership of PLC ADSs, PLC Ordinary Shares or any other securities, property or cash underlying PLC ADSs;

•	the credit-worthiness of any third party;

•	allowing any rights to lapse in accordance with the terms of the Deposit Agreement;

•	the failure or timeliness of any notice from PLC; or

•	any action of or failure to act by, or any information provided or not provided by, the Depository Trust Company (“DTC”) or any DTC participant.